EXHIBIT 99.1

Salisbury Bancorp, Inc. Announces the Appointment of a New Director

Lakeville, CT – John F. Perotti, President and CEO of Salisbury Bancorp, Inc. (the “Company”), is pleased to announce the appointment of Dana A. Bartholomew as Director of the Company and its subsidiary, Salisbury Bank and Trust Company (the “Bank”). Mr. Bartholomew will replace Gordon C. Johnson, D.V.M., who resigned from the Board effective October 26, 2004.

Mr. Bartholomew was a director of the Canaan National Bancorp, Inc. and its subsidiary, The Canaan National Bank, which were merged with and into the Company and the Bank, respectively, effective September 10, 2004. Mr. Bartholomew currently is the President and Superintendent of Sheffield Water Company, Sheffield, Massachusetts and is affiliated with a number of area professional and civic organizations such as the American Water Works Association, the Northeast Rural Water Association, the Appalachian Plateau Alliance, the Sheffield Cemetery Association and the Farm Bureau Association.

Mr. Bartholomew has a Bachelors Degree from Fitchburg State College in Massachusetts. He was a manager at Sheffield Plastics, Inc., in Sheffield, Massachusetts from 1976 to 1993 and a manager at Bombardier East, Inc. prior to that. Mr. Bartholomew resides in Sheffield, Massachusetts.